Exhibit 10.60
INCENTIVE STOCK OPTION AGREEMENT
FLOWSERVE CORPORATION
2004 STOCK COMPENSATION PLAN
     This Incentive Stock Option Agreement (the “Agreement”) is made and entered into by and between Flowserve Corporation, a New York corporation (the “Company”) and                                          (the “Participant”) as of                      (the “Date of Grant”).
W I T N E S S E T H
     WHEREAS, the Company has adopted the Flowserve Corporation 2004 Stock Compensation Plan (the “Plan”) to strengthen the ability of the Company to attract, motivate and retain Employees, Outside Directors and Consultants who possess superior capabilities and to encourage such persons to have a proprietary interest in the Company; and
     WHEREAS, Organization and Compensation Committee of the Board of Directors of Flowserve Corporation believes that the granting of the Stock Option described herein to the Participant is consistent with the stated purposes for which the Plan was adopted; and
     NOW, THEREFORE, in consideration of the mutual covenants and conditions hereafter set forth and for other good and valuable consideration, the Company and the Participant agree as follows:
     1. Grant of Stock Option
     The Company hereby grants to the Participant the right and option (the “Stock Option”) to purchase an aggregate of                     shares (the “Shares”) (such number being subject to adjustment as provided in Paragraph 10 hereof) of the Common Stock of the Company (the “Common Stock”) on the terms and conditions herein set forth. This Stock Option may be exercised in whole or in part and from time to time hereinafter. This Stock Option is intended to qualify as an “incentive stock option” within the meaning of section 422 of the Internal Revenue Code of 1986, as amended. Therefore, the Participant will be required to satisfy the holding period requirements that apply with respect to the Common Stock issuable upon exercise of the Stock Option in order to be eligible for the beneficial tax treatment afforded such a grant. To the extent the requisite holding period requirements are not satisfied, this Stock Option shall be deemed a Nonqualified Stock Option (as defined in Section 2.17 of the Plan).
     2. Exercise Price
   The price at which the Participant shall be entitled to purchase the Common Stock covered by the Stock Option shall be $                     per share.
     3. Term of Stock Option
   The Stock Option granted hereby shall be and remain in force and effect during the “Option Period”, which shall begin on the Date of Grant and end (the “Expiration Date”) on the first to occur of:
(a)	the date that is ten (10) years from the Date of Grant, or

(b)	in the case of termination of employment with the Company or a Subsidiary, any other date specified in Paragraph 7.

     4. Exercise of Stock Option
     This Stock Option shall vest and become exercisable over the three year period following the Date of Grant in accordance with the following table; provided, however, that this Stock Option shall cease to vest following the Participant’s termination of employment and shall cease to be exercisable with respect to any portion that has been previously exercised or when the Stock Option lapses:

Aggregate Percentage of Shares Subject to this
Date	Stock Option which are Vested and Exercisable
Insert Date	33 1/3%
Insert Date	66 2/3%
Insert Date	100%
     5. Method of Exercising Stock Option
(a)	Subject to the terms and conditions of this Agreement, this Stock Option may be exercised by delivering written notice to the Organization and Compensation Committee of the Board of Directors of Flowserve Corporation, or any officer or officers delegated with the authority to act on such committee’s behalf pursuant to Section 3.3 of the Plan (the “Committee”), setting forth:
(i)	the number of shares of Common Stock with respect to which the Stock Option is to be exercised,

(ii)	the Exercise Date,

(iii)	the Social Security number of the Participant,

(iv)	the method of payment elected (see Paragraph 6 hereof), and

(v)	the exact name in which the shares will be registered.
(b)	The notice described in Paragraph 5(a) above must be signed by the Participant and shall be accompanied by payment of the purchase price of such Shares. If the Stock Option is exercised by a person or persons other than the Participant pursuant to Paragraph 7 hereof, such notice must be signed by such other person or persons and must be accompanied by proof acceptable to the Committee of the legal right of such person or persons to exercise the Stock Option.
     6. Method of Payment for the Stock Option
(a)	As a general rule, the full purchase price for the Shares purchased upon the exercise of the Stock Option (i.e., the number of shares being purchased multiplied by the price per shares) must be paid in cash. The Committee may, however, in its discretion, allow the Participant to pay for the Common Stock:
(i)	in an equivalent acceptable to the Committee,

(ii)	by assigning and delivering to the Company shares of Common Stock owned by the Participant or by surrendering another Award, or

(iii)	by combination of cash, Common Stock or one or more Awards equal in value to the purchase price.
In addition, at the request of the Participant and to the extent permitted by applicable law, the Committee may approve an arrangement with a brokerage firm, under which the brokerage firm, on behalf of the Participant, will pay for shares of Stock purchased upon the exercise of the Stock Option.
(b)	For purposes of this Agreement, any Common Stock used or Award surrendered to pay all or a part of the purchase price of the Stock Option will be valued at the

Fair Market Value on the exercise date. Further, such payment must be accompanied by an assignment of such Common Stock on a duly executed stock power, which is on a form separate from the certificate(s) for the Common Stock, authorizing the transfer of such shares to the Company.
     7. Termination of Employment
   Subject to the provisions of Paragraph 9 hereof, the Option Period will end and the Stock Option, whether or not then exercisable, will lapse upon the termination of employment of a Participant as follows:
(a)	If the termination of employment is due to any reason other than Cause (as defined in Paragraph 7(b)), death, Disability (as defined in Paragraph 7(c)) or Retirement (as defined in Paragraph 7(d)), the Participant may continue to exercise the Stock Option, in whole or in part, until the earliest of:
(i)	the date specified in Paragraph 3(a); or

(ii)	the date which is six (6) months following the latter of the last date of active employment or the release or lapse of trading restrictions, provided, however, that to the extent the exercise date is more than three (3) months after the last date of active employment, the Stock Option will be a non-qualified Stock Option.
(b)	If the termination of employment is due to Cause (as defined in this paragraph 7(b)), the Option Period shall end, and the Stock Option shall cease to be exercisable, as of the date of termination of the Participant’s employment. “Cause” shall in all cases be determined by the Committee, in its sole and absolute discretion, and shall mean the willful and continued failure to substantially perform the duties of employment (other than due to death or Disability), willful conduct that is injurious to the Company or a Subsidiary, any act of dishonesty, the commission of a felony or violation of any legal duty to the Company or a Subsidiary.

(c)	In the event of the Participant’s death or total and permanent disability (“Disability”), the Participant (or in the case of death, the Participant’s designated beneficiary) may continue to exercise the Stock Option, in whole or in part, until the earliest of:
(i)	the date specified in Paragraph 3(a); or

(ii)	the date which is one (1) year following the Participant’s death or Disability (as determined by the Committee).
(d)	In the event of the Participant’s Retirement (as defined in this paragraph 7(d)), the Participant may continue to exercise the Stock Option, to the extent then vested, in whole or in part, until the earlier of: (i) the expiration of the term of the Stock Option (as specified in paragraph 3) or (ii) five (5) years after the Participant’s Retirement date, but only if, and so long as, the Participant shall refrain from competing against the Company or any Subsidiary. To the extent not exercised within three (3) months after the Participant’s retirement, the Stock Option will cease to be treated as an incentive stock option (unless, under the law governing incentive stock options as then in effect, the Stock Option may continue to be accorded incentive stock option treatment for a period longer or shorter than three (3) months after retirement). “Retirement” shall in all cases be determined by the Committee, in its sole and absolute discretion, and shall mean the Participant’s termination of employment with the Company and all Subsidiaries after reaching age sixty (60) with at least ten (10) years of service with the Company or a Subsidiary.

     8. Forfeiture and Disgorgement Upon Competition
(a)	Notwithstanding any provisions in this Agreement to the contrary, in the event either (i) the Participant violates the provisions of Paragraph 8(b) or the provisions of any confidentiality, non-competition, non-solicitation and/or non-recruitment agreement by and between the Company and the Participant or (B) the Participant or anyone acting on the Participant’s behalf brings a claim against the Company seeking to declare any term of this Paragraph 8 void or unenforceable or the provisions of any other confidentiality, non-competition, non-solicitation and/or non-recruitment agreement by and between the Company and the Participant void or unenforceable, then:
(i)	the Stock Option shall immediately cease to vest and shall no longer be exercisable as of the date of such violation;

(ii)	both the vested and unvested portion of the unexercised Stock Option shall be immediately forfeited and the Stock Option and this Agreement (other than the provisions of this Paragraph 8) will be terminated on the date of such violation;

(iii)	the Participant will immediately sell to the Company all Shares acquired by the Participant within the 180-day period preceding the date of such violation pursuant to the exercise of the Stock Option that are still owned on the date of such violation for the lesser of (a) the exercise price paid by the Participant for such Shares or (b) the Fair Market Value of such Shares on the date of sale to the Company;

(iv)	the Participant will immediately pay to the Company any gain that the Participant realized on the sale of the Shares acquired pursuant to the exercise of the Stock Option and sold within the 180-day period preceding the date of the violation and the one-year period following such date; and

(v)	the Company shall be entitled to payment by the Participant of its attorneys’ fees incurred in enforcing the provisions of this Paragraph 8, in addition to any other legal remedies.
The provisions of this Paragraph 8 shall survive the termination or expiration of this Agreement.
(b)	By execution of this Agreement, the Participant, either individually or as a principal, partner, stockholder, manager, agent, consultant, contractor, employee, lender, investor, volunteer or as a director or officer of any corporation or association, or in any other manner or capacity whatsoever, agrees to the following from the date of grant until the date one (1) year immediately following the his or her termination of employment (for any reason):
The Participant shall not, whether directly or indirectly, without the express prior written consent of the Company:
(i)	Non-Competition

Become employed by, advise, perform services or otherwise engage in any capacity with a Competing Business in the Restricted Area. For purposes of this Agreement, “Competing Business”

means any entity or business that is in the business of providing flow management products and related repair and/or replacement services. Because the scope and nature of the Company’s business is international in scope and the Participant’s job duties are international in scope, the “Restricted Area” is worldwide. However, the Participant may own, directly or indirectly, solely as an investment, securities of any business traded on any national securities exchange or NASDAQ, provided that the Participant is not a controlling person of, or member of a group that controls such business, and provided further that the Participant does not, directly or indirectly, own three percent (3%) or more of any class of securities of such business.
(ii)	Non-Solicitation

Solicit business from, attempt to transact business with, or transact business with any customer or prospective customer of the Company with whom the Company transacted business or solicited within the preceding twenty-four (24) months, and which either: (1) the Participant contacted, called on, serviced, did business with or had contact with during the Participant’s employment or that the Participant attempted to contact, call on, service, or do business with during the Participant’s employment; or (2) the Participant became acquainted with or dealt with, for any reason, as a result of the Participant’s employment with the Company. This restriction applies only to business that is in the scope of services or products provided by the Company.

(iii)	Non-Recruitment

Hire, solicit for employment, induce or encourage to leave the employment of the Company, or otherwise cease their employment with the Company, on behalf of himself/herself or any other person or entity, any current supervisor, manager, director, vice-president, president or officer of the Company or any supervisor, manager, director, vice-president, president or officer whose employment ceased than less than twelve (12) months earlier.
(c)	Confidential Information

Immediately upon the Participant’s execution of this Agreement, and continuing on an ongoing basis during the Participant’s employment, the Company agrees to provide the Participant with new Confidential Information (defined below) to which the Participant has not previously had access. For purposes of this Agreement, “Confidential Information” includes any trade secrets or confidential or proprietary information of the Company, including, but not limited to, the following:
(i)	Information concerning customers, clients, marketing, business and operational methods of the Company and their customers or clients, contracts, financial or other data, technical data, e-mail and other correspondence or any other confidential or proprietary information possessed, owned or used by any of the Company;

(ii)	Business records, product construction, product specifications, financial information, audit processes, pricing, business strategies, marketing and promotional practices (including internet-related marketing) and management methods and information;

(iii)	Financial data, strategies, systems, research, plans, reports, recommendations and conclusions;

(iv)	Names, arrangements with, or other information relating to, any of the Company’s customers, clients, suppliers, financiers, owners, representatives and other persons who have business relationships with the Company or who are prospects for business relationships with the Company; and

(v)	Any non-public matter or thing obtained or ascertained by the Participant through the Participant’s association with the Company, the use or disclosure of which might reasonably be construed to be contrary to the best interests of any the Company.
(d)	Non-Disclosure

In exchange for the Company’s promise to provide the Participant with Confidential Information, the Participant shall not, during the period of the Participant’s employment or at any time thereafter, disclose to anyone, or publish, or use for any purpose, any Confidential Information, except as: (i) required in the ordinary course of the Company’s business or the Participant’s work for the Company; (ii) required by law; or (iii) directed and authorized in writing by the Company. Upon the termination of the Participant’s employment for any reason, the documents, memoranda, manuals, e-mail, electronic or magnetic recordings or data, including all copies thereof, which belong to the Company or relate to the Company’s business and which are in the Participant’s possession, custody or control, whether prepared by the Participant or others. If at any time after termination of the Participant’s employment, for any reason, the Participant determines that the Participant has any Confidential Information in the Participant’s possession or control, the Participant shall immediately return to the Company all such Confidential Information in the Participant’s possession or control, including all copies and portions thereof.

(e)	By execution of this Agreement, the Participant agrees that the provisions of this Paragraph 8 shall apply to all grants (including, without limitation, grants of incentive stock options, nonqualified stock options and restricted stock) made to the Participant pursuant to the Plan in 2006 and, to the extent the provisions of such grants are inconsistent with any of the provisions of this Paragraph 8, the Company and the Participant agree that (x) the provisions of this Paragraph 8 shall control and (y) the provisions of any such award agreements are hereby amended by the terms of this Paragraph 8.
     9. Non-transferability
   The Stock Option granted by this Agreement may only be exercisable during the term of the Option Period provided in Paragraph 3 hereof and, except as provided in Paragraph 7, only by the Participant during the Participant’s lifetime. No Stock Option granted by this Agreement is transferable by the Participant other than by will or pursuant to applicable laws of descent and distribution. The Stock Option and any rights and privileges in connection therewith, cannot be transferred, assigned, pledged or hypothecated by operation of law, or otherwise, and is not otherwise subject to execution, attachment, garnishment or similar process. In the event of such occurrence, this Agreement will automatically terminate and will thereafter be null and void.

     10. Adjustments in Number of Shares and Option Price; Change in Control
   Except as provided below, in the event that the outstanding Common Stock of the Company is increased, decreased, or exchanged for a different number or kind of shares or other securities, or if additional, new or different shares or securities are distributed with respect to the Common Stock through merger, consolidation, sale of all or substantially all of the assets of the Company, reorganization, recapitalization, stock dividend, stock split, reverse stock split or other distribution with respect to such Common Stock, each remaining share of Common Stock subject to this Stock Option will be substituted utilizing the principles set forth in section 424(a) of the Code.
     11. Delivery of Shares
   No shares of Common Stock shall be delivered to the Participant upon the exercise of the Stock Option until:
(a)	the purchase price is paid in full in the manner herein provided, if applicable;

(b)	all the applicable taxes required to be withheld have been paid or withheld in full;

(c)	the approval of any governmental authority required in connection with the Stock Option, or the issuance of shares thereunder, has been received by the Company; and

(d)	if required by the Committee, the Participant has delivered to the Committee an “Investment Letter” in form and content satisfactory to the Company as provided in Paragraph 12 hereof.
     12. Securities Act
   The Company will not be required to deliver any shares of Common Stock pursuant to the exercise of all or any part of the Stock Option if, in the opinion of counsel for the Company, such issuance would violate the Securities Act of 1933, as amended (the “Securities Act”) or any other applicable federal or state securities laws or regulations. The Committee may require that the Participant, prior to the issuance of any such shares pursuant to exercise of the Stock Option sign and deliver to the Company a written statement (“Investment Letter”):
(a)	stating that the Participant is purchasing the shares for investment and not with a view to the sale or distribution thereof;

(b)	stating that the Participant will not sell any shares of Common Stock that the Participant may then own or thereafter acquire except either:
(i)	through a broker on a national securities exchange, or

(ii)	with the prior written approval of the Company; and
(c)	containing such other terms and conditions as counsel for the Company may reasonably require to assure compliance with the Securities Act or other applicable federal or state securities laws and regulations.
Such Investment Letter shall be in form and content acceptable to the Committee, in its sole discretion.
     13. Federal and State Taxes
(a)	Upon the exercise of the Stock Option, or any part thereof, the Participant may incur certain liabilities for federal, state or local taxes and the Company may be required by law to withhold such taxes for payment to taxing authorities. Upon a determination by the Company that an amount is required to be withheld in order to satisfy federal, state or local taxes, absent an election described in by the Participant to the contrary, the Company shall withhold from the Common Stock to be issued to the Participant a number of shares necessary to satisfy the Company’s withholding obligations. The number of shares of Common Stock to be withheld shall be based upon the Fair Market Value of the shares on the date of withholding.
(b)	Notwithstanding Paragraph 13(a) above, if the Participant elects, and the Committee agrees, the Company’s withholding obligations may instead be satisfied as follows:
(i)	the Participant may direct the Company to withhold cash that is otherwise payable to the Participant;

(ii)	the Participant may deliver to the Company a sufficient number of shares of Common Stock then owned by the Participant to satisfy the Company’s withholding obligations, based on the Fair Market Value of the shares as of the date of withholding; or

(iii)	the Participant may deliver sufficient cash to the Company to satisfy its withholding obligations.

(iv)	any combination of the alternatives described in Paragraphs 13(b)(i) through 13(b)(iii) above.
(c)	Authorization of the Participant to the Company to withhold taxes pursuant to one or more of the alternatives described in Paragraph 13(b) above must be in a form and content acceptable to the Committee. The payment or authorization to withhold taxes by the Participant shall be completed prior to the delivery of any shares pursuant to this Agreement. An authorization to withhold taxes pursuant to this provision will be irrevocable unless and until the tax liability of the Participant has been fully paid.
     14. Definitions; Copy of Plan
   Except as specifically provided otherwise herein, all capitalized terms used in this Agreement shall have the same meanings ascribed to them in the Plan. By the execution of this Agreement, the Participant acknowledges receipt of a copy of the Plan.
     15. Administration
   This Agreement is subject to the terms and conditions of the Plan. The Plan will be administered by the Committee in accordance with its terms. The Committee has sole and complete discretion with respect to all matters reserved to it by the Plan and the decisions of the majority of the Committee with respect to the Plan and this Agreement shall be final and binding upon the Participant and the Company. In the event of any conflict between the terms and conditions of this Agreement and the Plan, the provisions of the Plan shall control.
     16. Continuation of Employment
   This Agreement shall not be construed to confer upon the Participant any right to continued employment with the Company or a Subsidiary and shall not limit the right of the Company or a Subsidiary (as applicable), in its sole discretion, to terminate the employment of the Participant at any time.
     17. No Right to Stock
   No Participant and no beneficiary or other person claiming under or through such Participant shall have any right, title or interest in any shares of Common Stock allocated or reserved under the Plan or subject to this Stock Option, except as to such shares of Common Stock, if any, that have been issued or transferred to such Participant.

     18. Obligation to Exercise
   The Participant shall have no obligation to exercise any Stock Option granted by this Agreement.
     19. Notice
   Any notice to be given to the Company or the Committee shall be addressed to the Company in care of its Secretary at its principal office. Any such notice shall be in writing and shall be delivered personally or shall be sent by first class mail, postage prepaid, to the Company.
     20. Governing Law
   This Agreement shall be interpreted and administered under the laws of the State of Texas.
     21. Amendments
   This Agreement may be amended only by a written agreement executed by the Company and the Participant. Any such amendment shall be made only upon the mutual consent of the parties, which consent (of either party) may be withheld for any reason.
     22. Termination
   The Company may terminate the Plan at any time; however, such termination will not modify the terms and conditions of the Stock Option granted hereunder without the Participant’s consent.
   IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its officers thereunto duly authorized, and the Participant has hereunto set his hand as of the day and year first above written.

FLOWSERVE CORPORATION

By:

Name:

Title:

Date:

[INSERT PARTICIPANT’S NAME]

Name:

Date: